CONFIRMING STATEMENT
        This statement confirms that the undersigned, Robert R. Harl, has authorized and designated each of Van A. Welch, Gordon Hagendorf and Lori
Pinder, signing singly, to execute and file on the undersigned's behalf all
Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of
Willbros Group, Inc. (the "Company").  The authority of Van A. Welch, Gordon
Hagendorf and Lori Pinder under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of the Company, unless earlier revoked in writing.  The undersigned acknowledges that Van A.
Welch, Gordon Hagendorf and Lori Pinder are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities
Exchange Act of 1934, as amended.

Date: 12/04/2009                                /s/ Robert R. Harl
                                                               Robert R. Harl